Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David A. Slack, CFO Barry R. Hollingsworth, Investor Relations (708) 867-9600

Stratos International Engages CIBC As Financial Advisor In Exploring Strategic Alternatives

CHICAGO, May 19/PRNewswire-FirstCall/ — Stratos International, Inc. (NASDAQ: STLW), a leading provider of optoelectronic, fiber optic, and radio frequency (RF) and microwave subsystems and components, today announced that the Board of Directors has decided to explore various strategic alternatives for the Company to maximize shareholder value, including the possible sale of the Company. In connection with this process, the board has formed a committee of the Board of Directors and has retained CIBC World Markets Corp. as its exclusive financial advisor. There can be no assurance that a transaction will result involving Stratos International.

In the meantime, the Company expects to continue operations as usual by seeking new business, developing new products and working with customers to maintain a high level of customer service.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents. The Company is a market leader in several niches including high margin specialty optical products such as RJ and low rider transceivers, Media Interface Adapters, flex circuits, as well as high performance RF and microwave coax and triax interconnect products. The Company currently serves more than 400 active customers in telecom, military and video markets.

For additional information contact Stratos International at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996. Website: www.stratoslightwave.com.

ABOUT CIBC

CIBC World Markets Corp. is the securities brokerage and investment banking arm of the Canadian Imperial Bank of Commerce. CIBC is among the ten largest banks in North America.

It is listed on the New York, Toronto and London financial markets, and is a dominant financial force in financial markets around the world. It is listed on the New York, Toronto and London stock exchanges (NYSE: BCM, TSE and FTSE: CM).

This press release contains predictions, estimates and other forward-looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; and competition. Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.